EXHIBIT 99.1

Commodity Advisors Fund L.P.

(formerly, Energy Advisors Portfolio L.P.)

Financial Statements

December 31, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Commodity Advisors Fund L.P.:

We have audited the accompanying statements of financial condition of Commodity Advisors Fund L.P. (formerly, Energy Advisors Portfolio L.P.) (the “Partnership”), including the schedules of investments, as of December 31, 2011 and 2010, and the related statements of income and expenses, and changes in partners’ capital for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Commodity Advisors Fund L.P. as of December 31, 2011 and 2010, and the results of its operations and its changes in partners’ capital for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

June 25, 2012

Commodity Advisors Fund L.P.

(formerly, Energy Advisors Portfolio L.P.)

Statements of Financial Condition

December 31, 2011 and 2010

	2011	2010
Assets:
Investment in Funds, at fair value (cost $45,939,170 and $25,446,968)	$46,139,590	$37,668,954
Cash (Note 4c)	30,573	32,202
Portfolio fund redemptions receivable	—	10,892,493

Total assets	$46,170,163	$48,593,649

Liabilities and Partners’ Capital:
Liabilities:
Accrued expenses:
Ongoing selling agent fee (Note 4c)	$46,000	$—
Management fees (Note 4a and 4b)	69,534	427,629
Administrative fee (Note 4a)	38,475	122,980
Incentive fees (Note 4a and 4b)	38,019	—
Professional Fees	118,201	69,471
Other	16,515	9,666
Redemptions payable	3,296,163	732,540

Total liabilities	3,622,907	1,362,286

Partners’ Capital:
General Partner, Class A, 0.0000 and 24,556.9320 unit equivalents outstanding at December 31, 2011 and 2010, respectively	—	38,615,776
General Partner, Class Z, 15,498.7979 and 0.0000 unit equivalents outstanding at December 31, 2011 and 2010, respectively	15,219,200	—
Limited Partners, Class A, 17,837.2840 and 5,478.8470 Redeemable Units outstanding at at December 31, 2011 and 2010, respectively	27,281,062	8,615,587
Limited Partners, Class Z, 47.8370 and 0.0000 Redeemable Units outstanding at December 31, 2011 and 2010, respectively	46,994	—

Total partners’ capital	42,547,256	47,231,363

Total liabilities and partners’ capital	$46,170,163	$48,593,649

Class A, net asset value per Redeemable Unit	$1,529.44	$1,572.50

Class Z, net asset value per Redeemable Unit	$981.96	$—

See accompanying notes to financial statements.

Commodity Advisors Fund L.P.

(formerly, Energy Advisors Portfolio L.P.)

Schedule of Investments

December 31, 2011

Investments in Portfolio Funds	Cost	Fair Value	% of Partners’ Capital
CMF Cirrus Master Fund L.P.	$2,662,913	$2,882,365	6.77%
FL Master Fund L.P.	3,409,143	3,241,312	7.62
MB Master Fund L.P.	14,088,373	14,540,056	34.17
KR Master Fund L.P.	12,971,771	11,713,219	27.53
JEM Master Fund L.P.	12,806,970	13,762,638	32.35

Total investment in Funds, at fair value	$45,939,170	$46,139,590	108.44%

See accompanying notes to financial statements.

Commodity Advisors Fund L.P.

(formerly, Energy Advisors Portfolio L.P.)

Schedule of Investments

December 31, 2010

Investments in Portfolio Funds	Cost	Fair Value	% of Partners’ Capital
AAA Master Fund LLC	$4,427,680	$7,322,584	15.50%
CMF SandRidge Master Fund L.P.	4,986,842	6,495,985	13.75%
CMF Sasco Master Fund L.P.	12,075,581	13,979,750	29.60%
Velite Energy L.P.	3,956,865	9,870,635	20.90%

Total fair value	$25,446,968	$37,668,954	79.75%

See accompanying notes to financial statements.

Commodity Advisors Fund L.P.

(formerly, Energy Advisors Portfolio L.P.)

Statements of Income and Expenses

for the years ended December 31, 2011, 2010 and 2009

	2011	2010	2009
Investment Income:
Interest income	$5,930	$149	$41,708
Other income	—	—	9,102

Total investment income (loss)	5,930	149	50,810

Expenses:
Ongoing selling agent fee (Note 4c)	550,250	—	—
Management fees (Note 4a and 4b)	715,776	491,817	508,627
Administrative fees (Note 4a)	348,750	122,980	127,183
Incentive Fees (Note 4a and 4b)	295,792	—	1,298,122
Professional fees	229,809	113,289	—
Other	32,431	11,020	1,700

Total expenses	2,172,808	739,106	1,935,632

Net investment income (loss)	(2,166,878)	(738,957)	(1,884,822)

Trading Results:
Net realized gains (losses) on investments	12,978,289	4,221,873	8,814,311
Change in net unrealized gains (losses) on investments	(12,021,566)	(5,307,561)	4,756,332

Total trading results	956,723	(1,085,688)	13,570,643

Net income (loss)	(1,210,155)	(1,824,645)	11,685,821

Net income (loss) allocation by class:
Class A	(1,039,752)	(1,824,645)	11,685,821

Class Z	(170,403)	—	—

Net income (loss) per Redeemable Unit (Note 8)*
Class A	$(43.06)	$(58.91)	$346.12

Class Z	$(18.04)	$—	—

Weighted average units outstanding
Class A	27,476.5521	30,655.9320	32,340.4900

Class Z	14,082.1171	—	—

*	Based on change in net asset value per unit.

See accompanying notes to financial statements.

Commodity Advisors Fund L.P.

(formerly, Energy Advisors Portfolio L.P.)

Statements of Changes in Partners’ Capital

for the years ended December 31, 2011, 2010 and 2009

	Class A		Class Z		Total
	Amount	Units	Amount	Units	Amount	Units
Partners’ Capital December 31, 2008	$46,338,549	36,052.9100	$—	—	$46,338,549	36,052.9100
Subscriptions – General Partner	38,698,820	24,556.9320	—	—	38,698,820	24,556.9320
Subscriptions – Limited Partners	350,000	222.0980	—	—	350,000	222.0980
Net Income	11,685,821		—	—	11,685,821	—
Redemptions – General Partner	—	—	—	–	—	—
Redemptions – Limited Partners	(46,718,786)	(29,966.3930)	—	—	(46,718,786)	(29,966.3930)

Partners’ Capital December 31, 2009	50,354,404	30,865.5470	—	—	50,354,404	30,865.5470
Subscriptions – Limited Partners	300,000	184.4710	—	—	300,000	184.4710
Net Loss	(1,824,645)	—	—	—	(1,824,645)	—
Redemptions – Limited Partners	(1,598,396)	(1,014.2390)	—	—	(1,598,396)	(1,014.2390)

Partners’ Capital December 31, 2010	47,231,363	30,035.7790	—	—	47,231,363	30,035.7790
Subscriptions – General Partner	—	—	23,089,860	23,345.0215	23,089,860	23,345.0215
Subscriptions – Limited Partners	22,977,797	14,769.2601	47,837	47.8370	23,025,634	14,817.0971
Net Loss	(1,039,752)	—	(170,403)	—	(1,210,155)	—
Redemptions – General Partner	(38,142,314)	(24,556.9219)	(7,701,100)	(7,846.2236)	(45,843,414)	(32,403.1455)
Redemptions – Limited Partners	(3,746,032)	(2,410.8332)	—	—	(3,746,032)	(2,410.8332)

Partners’ Capital December 31, 2011	$27,281,062	17,837.2840	$15,266,194	15,546.6349	$42,547,256	33,383.9189

Net asset value per unit:
2009: Class A	$1,631.41

2010: Class A	$1,572.50

2011: Class A	$1,529.44

Class Z	$981.96

See accompanying notes to financial statements.

Commodity Advisors Fund L.P.

(formerly, Energy Advisors Portfolio L.P.)

Notes to Financial Statements

December 31, 2011

1.    Partnership Organization

Commodity Advisors Fund L.P. (formerly, Energy Advisors Portfolio L.P.) (the “Partnership”) is a Delaware limited partnership that operates as a private investment fund. The Partnership was formed on January 30, 2006. The Partnership commenced trading on October 1, 2006. Between October 1, 2006, and May 1, 2011, the Partnership was traded pursuant to a 4.13(a)(4) exemption. The Partnership aims to achieve capital appreciation through speculative trading directly and indirectly, in U.S. and international markets for currencies, interest rates, indices, agricultural and energy products and precious and base metals. The Partnership may engage directly or indirectly, in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options, swaps and forward contracts. The commodity interests that are traded by the Partnership, through its investment in the Funds (as defined in Note 6, “Investment in Funds”) are volatile and involve a high degree of market risk. The Partnership privately and continuously offers redeemable units of limited partnership interest (“Redeemable Units”) to qualified investors. There is no maximum number of Redeemable Units that may be sold by the Partnership.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Partnership. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). Morgan Stanley, indirectly through various subsidiaries, owns a majority equity interest in MSSB Holdings. Citigroup Inc. (“Citigroup”) indirectly owns a minority equity interest in MSSB Holdings. Citigroup also indirectly wholly owns Citigroup Global Markets Inc. (“CGM”), the commodity broker for the Partnership. MSSB Holdings wholly owns Morgan Stanley Smith Barney LLC (“Morgan Stanley Smith Barney”), the selling agent for the Partnership. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup. As of December 31, 2011, all trading decisions for the Partnership are made by the Advisors (defined below).

On May 1, 2011, the Partnership began offering “Class A” Redeemable Units, “Class D” Redeemable Units and “Class Z” Redeemable Units pursuant to the offering memorandum. All Redeemable Units issued prior to May 1, 2011 were deemed Class A Redeemable Units. The rights, liabilities, risks and fees associated with investment in the Class A Redeemable Units did not change. Class Z Redeemable Units were first issued on October 1, 2011. As of December 31, 2011, there were no Redeemable Units outstanding in Class D. Class A, Class D and Class Z will each be referred to as a “Class” and collectively referred to as the “Classes.” The class of Redeemable Units that a limited partner receives upon a subscription will generally depend upon the amount invested in the Partnership or the status of the limited partner, although the General Partner may determine to offer Redeemable Units to investors at its discretion. Class Z Redeemable Units are offered to certain employees of Morgan Stanley Smith Barney and its affiliates (and their family members).

The General Partner and each limited partner (each, a “Limited Partner”) share in the profits and losses of the Partnership in proportion to the amount of partnership interest owned by each except that no Limited Partner shall be liable for obligations of the Partnership in excess of their initial capital contribution and profits, if any, net of distributions.

The affairs of the Partnership will be wound up and the Partnership liquidated as soon as practicable upon the first to occur of the following: (i) the vote to dissolve the Partnership by limited partners owning more than 50% of all classes of units then outstanding; notice of which is sent by registered mail to the General Partner not less than ninety (90) days prior to the effective date of such

Commodity Advisors Fund L.P.

(formerly, Energy Advisors Portfolio L.P.)

Notes to Financial Statements

December 31, 2011

dissolution; (ii) assignment by the General Partner of all of its interest in the Partnership, or the withdrawal, removal, bankruptcy or dissolution of the General Partner, unless the Partnership is continued as described in the limited partnership agreement; or (iii) the occurrence of any event which shall make it unlawful for the existence of the Partnership to be continued. In addition, the General Partner may, in its sole discretion, cause the Partnership to dissolve if the Partnership’s aggregate net assets decline to less than $1,000,000.

2.    Significant Accounting Policies

a.

Partnership and Fund Valuation.    The Partnership’s investments in Funds are carried at fair value as determined by the Partnership’s pro rata interest in the net assets of each Fund. As a general matter, the fair value of the Partnership’s investment in a Fund represents the amount that the Partnership can reasonably expect to receive from a Fund if the Partnership’s investment was redeemed at the time of valuation, based on information available at the time. The Funds, except for Velite Energy, provide for redemptions on a monthly basis. Velite Energy provides for redemptions on a quarterly basis. The underlying investments of each Fund are accounted for at fair value as described in the respective Fund’s financial statements.

b.

Revenue Recognition.    The change in the Partnership’s investment in a Fund is included in change in net unrealized gains (losses) on investments on the Statement of Income and Expenses. The Partnership records a realized gain or loss on its investments in Funds as the difference between the redemption proceeds and related cost of such investment.

c.

Use of Estimates.    The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

The net asset value per Redeemable Unit is determined as of the close of business at the end of each month in accordance with the valuation principles set forth above or as may be determined from time to time pursuant to policies established by the General Partner.

d.	Statement of Cash Flows. The Partnership is not required to provide a Statement of Cash Flows.

e.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Partnership’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Partnership’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Partnership level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner has concluded that no provision for income tax is required in the Partnership’s financial statements.

Commodity Advisors Fund L.P.

(formerly, Energy Advisors Portfolio L.P.)

Notes to Financial Statements

December 31, 2011

The Partnership files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2008 through 2011 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

f.

Subsequent Events.    The General Partner evaluates events that occur after the balance sheet date but before financial statements are filed. The General Partner has assessed subsequent events through the date of filing and determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

g.	Net income (loss) per Redeemable Unit. Net income (loss) per Redeemable Unit is calculated in accordance with investment company guidance. See Note 8, “Financial Highlights”.

h.

Recent Accounting Pronouncements.    In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and International Financial Reporting Standards” (“IFRS”). The amendments within this ASU change the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements to eliminate unnecessary wording differences between GAAP and IFRS. However, some of the amendments clarify FASB’s intent about the application of existing fair value measurement requirements and other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. ASU 2011-04 is effective for annual and interim periods beginning after December 15, 2011 for public entities. This new guidance is not expected to have a material impact on the Partnership’s financial statements.

In October 2011, FASB issued a proposed ASU intended to improve and converge financial reporting by setting forth consistent criteria for determining whether an entity is an investment company. Under longstanding GAAP, investment companies carry all of their investments at fair value, even if they hold a controlling interest in another company. The primary changes being proposed by FASB relate to which entities would be considered investment companies as well as certain disclosure and presentation requirements. In addition to the changes to the criteria for determining whether an entity is an investment company, FASB also proposes that an investment company consolidate another investment company if it holds a controlling financial interest in the entity. The Partnership will evaluate the impact that this proposed update would have on the financial statements once the pronouncement is issued.

In December 2011, FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities” which creates a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangements associated with its financial instruments and derivative instruments. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of GAAP and those entities that prepare their financial statements on the basis of IFRS. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. Orion should also provide the disclosures retrospectively

Commodity Advisors Fund L.P.

(formerly, Energy Advisors Portfolio L.P.)

Notes to Financial Statements

December 31, 2011

for all comparative periods presented. The Partnership will evaluate the impact that the pronouncement would have on the financial statements once the pronouncement is issued.

3.    Fair Value Measurements and Disclosures

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. Management has concluded that based on available information in the marketplace, the Funds’ Level 1 assets and liabilities are actively traded.

GAAP also requires the need to use judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. Management has concluded that based on available information in the marketplace, there has not been a significant decrease in the volume and level of activity in the Partnership’s and the Funds’ Level 2 assets and liabilities.

The Partnership and the Funds will separately present purchases, sales, issuances, and settlements in their reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and make disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

The Funds consider prices for exchange-traded commodity futures, forwards and options contracts to be based on unadjusted quoted prices in active markets for identical assets (Level 1). The values of non-exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers who derive fair values for those assets and liabilities from observable inputs (Level 2). Investments in funds (other commodity pools) where there are no other rights or obligations inherent within the ownership interest held by the Partnership are priced based on the end of the day net asset value (Level 2). The value of the Partnership’s investments in Funds reflects its proportional interest in the Funds. As of and for the years ended December 31, 2011 and 2010, the Partnership and the Funds did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3).

Commodity Advisors Fund L.P.

(formerly, Energy Advisors Portfolio L.P.)

Notes to Financial Statements

December 31, 2011

As of December 31, 2011, all of the Funds were classified as Level 2 investments.

	December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Investment in Funds	$46,139,590	$—	$46,139,590	$—

Net fair value	$46,139,590	$—	$46,139,590	$—

	December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Investment in Funds	$37,668,954	$—	$37,668,954	$—

Net fair value	$37,668,954	$—	$37,668,954	$—

4.    Agreements

a.	Limited Partnership Agreement

The General Partner administers the business and affairs of the Partnership including selecting one or more advisors to make trading decisions for the Partnership. Prior to May 1, 2011, the Partnership paid the General Partner a monthly administrative fee in return for its services to the Partnership equal to 1/12 of 0.25% (0.25% per year) of month-end adjusted Net Assets of the Partnership. Month-end Net Assets, for the purpose of calculating administrative fees were Net Assets, as defined in the Limited Partnership Agreement, increased by the current month’s incentive fee accrual, management fees, administrative fee and any redemptions or distributions as of the end of such month.

Effective May 1, 2011, the Partnership pays the General Partner a monthly administrative fee equal to 1/12th of 1.0% (1.0% per year) of Month-end Net Assets per Class, for each outstanding Class. Month-end Net Assets per Class, for the purpose of calculating administrative fees are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of the current month’s incentive fee accrual, the monthly management fees, the General Partner’s administrative fee, the selling agent fees and any redemptions or distributions as of the end of such month. This fee may be increased or decreased at any time at the discretion of the General Partner. The administrative fee for the years ended December 31, 2011, 2010 and 2009 was $348,750, $122,980 and $127,183, respectively, as disclosed on the Statements of Income and Expenses. Of this amount, $38,475 and $122,980 remained payable as of December 31, 2011 and 2010, as disclosed on the Statements of Financial Condition.

Prior to May 1, 2011, the Partnership paid the General Partner a monthly management fee equal to 1/12 of 1% (1% per year) of month-end adjusted Net Assets. Adjusted Net Assets, for the purpose of calculating management fees were Net Assets, as defined in the Limited Partnership Agreement, increased by the current month’s incentive fee accrual, management fee, administrative fee and any redemptions or distributions as of the end of such month. This

Commodity Advisors Fund L.P.

(formerly, Energy Advisors Portfolio L.P.)

Notes to Financial Statements

December 31, 2011

fee for the period of January 1, 2011 through April 30, 2011, was $157,548. The fee for the years ended December 31, 2010 and 2009 was $491,817 and $508,627, respectively. Of this amount, $427,629 remained payable as of December 31, 2010, as disclosed on the Statements of Financial Condition. There was no such fee after April 30, 2011.

Prior to May 1, 2011, the Partnership paid the General Partner an annual incentive fee equal to 10% of the Partnership’s New Trading Profits earned during each calendar year. The incentive fee was paid on new trading profits earned by the Partnership as a whole and not on profits earned individually by each Limited Partner. New Trading Profits was the excess, if any, of Net Assets of the Partnership at the end of the year over the higher of Net Assets on the date trading commenced, or Net Assets at the end of the highest previous year. There was no incentive fees earned by the General Partner for the period ended April 30, 2011 and for the year ended December 31, 2010. For the year ended December 31, 2009, there were incentive fees of $1,298,122.

b.	Management Agreements

The General Partner, on behalf of the Partnership, entered into management agreements (each, a “Management Agreement”) with AAA Capital Management Advisors, Ltd. (“AAA”), SandRidge Capital, L.P. (“SandRidge”), Sasco Energy Partners LLC (“Sasco”), Goldfinch Capital Management, L.P. (“Goldfinch”), Flintlock Capital Asset Management LLC (“Flintlock”), Aventis Asset Management, LLC (“Aventis”), Krom River Investment Management (Cayman) Limited and Krom River Trading AG (collectively, “Krom River”), JE Moody & Company LLC (“JE Moody”), Cirrus Capital Management LLC (“Cirrus”) and Velite Energy L.P. (“Velite”) (each an “Advisor” and collectively, the “Advisors”), each of which is a registered commodity trading advisor or exempt from such registration. Each Management Agreement may be terminated upon notice by either party. Goldfinch was terminated as of December 31, 2010 and Velite was terminated as of March 31, 2011. SandRidge, Sasco and AAA were each terminated as a commodity trading advisor for the Partnership as of April 30, 2011.

Prior to May 1, 2011, the Partnership paid the management and incentive fees incurred in connection with individually managed accounts. Management fees generally ranged from 1.0% to 4.0% of net assets per year, and incentive compensation generally ranged from 20% to 30% of New Trading Profits.

Effective May 1, 2011, the Partnership may pay each of the Advisors a monthly management fee ranging from 1.0% to 2.0% of month-end Net Assets allocated to the Advisor. Month-end Net Assets, for the purpose of calculating management fees are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of the current month’s incentive fee accrual, the monthly management fee, the general partner’s management fee, the ongoing selling agent fees and any allocable redemptions or distributions as of the end of such month. Each Management Agreement may be terminated by either party.

In addition, the Partnership is obligated to pay each Advisor an incentive fee, payable quarterly, ranging from 15% to 20% of the New Trading Profits, as defined in each Management Agreement, earned by each Advisor for the Partnership during each calendar quarter.

Commodity Advisors Fund L.P.

(formerly, Energy Advisors Portfolio L.P.)

Notes to Financial Statements

December 31, 2011

c.	Agency Agreement

The Partnership has entered into an agency agreement (the “Agency Agreement”) which provides that, after May 1, 2011, the Partnership will pay Morgan Stanley Smith Barney a monthly ongoing selling agent fee equal to (i) 2.0% per year of the adjusted net assets of Class A Redeemable Units and (ii) 0.75% per year of the adjusted net assets of Class D Redeemable Units. The Partnership will not pay an ongoing selling agent fee with respect to limited partners holding Class Z Redeemable Units. For purposes of calculating the ongoing selling agent fee, adjusted net assets are Month-end Net assets prior to the reduction of the current month’s incentive fee accrual, the monthly management fee, the General Partner’s administrative fee, the ongoing selling agent fee and any allocable redemptions or distributions as of the end of such month.

d.	Customer Agreement

The Funds entered into a customer agreement (the “Customer Agreement”) with CGM whereby CGM provided services which included, among other things, the execution of transactions for the Funds’ account in accordance with orders placed by the Advisors. The Funds were obligated to pay CGM commercially reasonable commission rates (“Brokerage Commissions”). This fee included exchange, give-up, user, clearing, floor brokerage and National Futures Association fees (collectively the “clearing fees”). As of May 1, 2011, the Funds were no longer required to pay Brokerage Commissions.

After May 1, 2011, all clearing fees are borne by the Funds and allocated to the Partnership based on its proportionate share of each Fund. All of the Partnership’s assets, not held in the Funds’ accounts at CGM, are deposited in the Partnership’s account at CGM. The Partnership’s cash is deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. CGM will pay the Partnership interest on its allocable share of 100% of the average daily equity maintained in cash in each of the Funds’ brokerage accounts at a 30-day U.S. Treasury bill rate determined weekly by CGM based on the average non-competitive yield on 3-month U.S. Treasury bills maturing in 30 days from the date on which such weekly rate is determined. The Customer Agreement may be terminated upon notice by either party.

5.    Trading Activities:

The Partnership was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity instruments. The Partnership’s investments are in other funds which trade these investments. The results of the Partnership’s trading activity are resulting from its investments in the Funds as shown in the Statements of Income and Expenses.

The Customer Agreements between the Partnership/Funds and CGM gives the Partnership and the Funds the legal right to net unrealized gains and losses on open futures and exchange-cleared swaps and forward contracts. The Partnership and the Funds net, for financial reporting purposes, the unrealized gains and losses on open futures and exchange cleared swaps and forward contracts on the Funds’ Statements of Financial Condition as the criteria under ASC 210-20, Balance Sheet, has been met.

Commodity Advisors Fund L.P.

(formerly, Energy Advisors Portfolio L.P.)

Notes to Financial Statements

December 31, 2011

Prior to May 1, 2011, CGM and other entities that may or may not have been affiliated with the General Partner acted as the Partnership’s placement agents (the “Placement Agents”). The Partnership paid the Placement Agents a distribution fee (the “Distribution Fee”) of up to 0.75% per year of net assets of the units sold, payable monthly out of the General Partner’s management fee.

Ongoing selling agent fees are calculated as a percentage of the Partnership’s adjusted net asset value on the last day of each month and are affected by trading performance, subscriptions and redemptions.

6.    Investment in Funds

On October 1, 2006, the assets allocated to AAA for trading were invested in the AAA Master Fund LLC (“AAA Master”) a limited liability company formed under the New York Limited Liability Company Law. The Partnership purchased 723.8213 units of the AAA Master with cash equal to $3,315,000. AAA Master was formed in order to permit accounts managed now or in the future by AAA using the Energy Program — Futures and Swaps, a proprietary, discretionary trading system, to invest in one trading vehicle. The Partnership fully redeemed its investment in AAA Master on April 30, 2011, for cash equal to $3,469,560.

On October 1, 2006, the assets allocated to SandRidge for trading were in invested the CMF SandRidge Master Fund L.P. (“SandRidge Master”), a limited partnership organized under the partnership laws of the State of New York. The Partnership purchased 2,092.7350 units of SandRidge Master with cash equal to $2,370,000. SandRidge Master was formed in order to permit commodity pools managed now or in the future by SandRidge using the Energy Program, a proprietary, discretionary trading system, to invest together in one trading vehicle. The Partnership fully redeemed its investment in SandRidge Master on April 30, 2011, for cash equal to $3,129,957.

On April 1, 2007, the assets allocated to Velite for trading were invested in the Velite Energy L.P. (“Velite Energy”), a limited partnership organized under the partnership laws of the State of Texas. The Partnership invested $12,000,000 in Velite Master. The Partnership fully redeemed its investment in Velite Master on March 31, 2011, for cash equal to $9,922,742.

On April 1, 2009, the assets allocated to Sasco for trading were in invested in the CMF Sasco Master Fund L.P. (“Sasco Master”), a limited partnership organized under the partnership laws of the State of New York. The Partnership purchased 6,000.0000 units of Sasco Master with cash equal to $6,000,000. Sasco Master was formed in order to permit commodity pools managed now or in the future by Sasco using the Energy Program, a proprietary, discretionary trading system, to invest together in one trading vehicle. The Partnership fully redeemed its investment in Sasco Master on April 30, 2011, for cash equal to $7,730,465.

On November 1, 2009, the assets allocated to Goldfinch for trading were invested in Goldfinch Capital Management, L.P. (“Goldfinch”), a limited partnership organized under the partnership laws of the State of Delaware. The Partnership invested $3,500,000 in Goldfinch. The Partnership fully redeemed its investment in Goldfinch on December 31, 2010, for cash equal to $3,162,493.

On January 1, 2011, the assets allocated to Cirrus for trading were invested in CMF Cirrus Master Fund L.P. (“Cirrus Master”), a limited partnership organized under the partnership laws of the State of Delaware. The Partnership purchased 4,000.0000 units of Cirrus Master with cash equal to $4,000,000. Cirrus Master was formed to permit accounts managed now or in the future by Cirrus

Commodity Advisors Fund L.P.

(formerly, Energy Advisors Portfolio L.P.)

Notes to Financial Statements

December 31, 2011

using the Energy Program, a proprietary, systematic trading program, to invest together in one trading vehicle. The General Partner is also the general partner for Cirrus Master. Individual and pooled accounts currently managed by Cirrus, including the Partnership, are permitted to be limited partners of Cirrus Master. The General Partner and Cirrus believe that trading through this structure should promote efficiency and economy in the trading process.

On May 1, 2011, the assets allocated to Flintlock for trading were invested in FL Master Fund L.P. (“FL Master”), a limited partnership organized under the partnership laws of the State of Delaware. The Partnership invested in FL Master with cash equal to $4,171,892. FL Master was formed to permit accounts managed now or in the future by Flintlock using the 2x Flintlock Commodity Opportunities Partners, LP, a proprietary, systematic trading program, to invest together in one trading vehicle. The General Partner is also the general partner for FL Master. Individual and pooled accounts currently managed by Flintlock, including the Partnership, are permitted to be limited partners of FL Master. The General Partner and Flintlock believe that trading through this structure should promote efficiency and economy in the trading process.

On May 1, 2011, the assets allocated to Aventis for trading were invested in MB Master Fund L.P. (“MB Master”), a limited partnership organized under the partnership laws of the State of Delaware. The Partnership purchased an interest in MB Master with cash equal to $12,756,614. MB Master was formed in order to permit commodity pools managed now or in the future by Aventis using the Aventis Barbarian Program, a proprietary, systematic trading system, to invest together in one trading vehicle. The General Partner is also the general partner of MB Master. Individual and pooled accounts currently managed Aventis, including the Partnership, are permitted to be limited partners of MB Master. The General Partner and Aventis believe that trading through this structure should promote efficiency and economy in the trading process.

On May 1, 2011, the assets allocated to Krom River for trading were invested in the KR Master Fund L.P. (“KR Master”), a limited partnership organized under the partnership laws of the State of Delaware. The Partnership purchased an interest in KR Master with cash equal to $13,913,306. KR Master was formed in order to permit commodity pools managed now or in the future by Krom River using the Commodity Program at 150% Leverage, a proprietary, discretionary trading system, to invest together in one trading vehicle. The General Partner is also the general partner of KR Master. Individual and pooled accounts currently managed by Krom River, including the Partnership, are permitted to be limited partners of KR Master. The General Partner and Krom River believe that trading through this structure should promote efficiency and economy in the trading process.

On May 1, 2011, the assets allocated to J E Moody for trading were invested in JEM Master Fund L.P. (“JEM Master”), a limited partnership organized under the partnership laws of the State of Delaware. The Partnership purchased 12,594.1917 units of JEM Master with cash equal to $12,753,614. JEM Master was formed to permit accounts managed now or in the future by J E Moody using the Commodity Relative Value Program, a proprietary, systematic trading program, to invest together in one trading vehicle. The General Partner is also the general partner for JEM Master. Individual and pooled accounts currently managed by J E Moody, including the Partnership, are permitted to be limited partners of JEM Master. The General Partner and J E Moody believe that trading through this structure should promote efficiency and economy in the trading process.

The General Partner is not aware of any material changes to the trading programs discussed above during the year ended December 31, 2011.

Commodity Advisors Fund L.P.

(formerly, Energy Advisors Portfolio L.P.)

Notes to Financial Statements

December 31, 2011

Cirrus Master’s, FL Master’s, MB Master’s, KR Master’s and JEM Master’s, (collectively, the “Funds”) trading of futures, forwards, swaps and options contracts, if applicable, on commodities is done primarily on U.S. and foreign commodity exchanges. The Funds engage in such trading through commodity brokerage accounts maintained with CGM.

A limited partner of the Funds may withdraw all or part of their capital contribution and undistributed profits, if any, from the Funds in multiples of the net asset value per Redeemable Unit as of the end of any day (the “Redemption Date”) after a request for redemption has been made to the General Partner at least three days in advance of the Redemption Date. The units are classified as a liability when the limited partner elects to redeem and informs the Funds.

Management and incentive fees are charged at the Partnership level. All clearing fees are borne by the Funds. All other fees and commissions are charged at the Partnership level.

At December 31, 2011, the Partnership owned approximately 12.5%, 14.3%, 37.4%, 10.5% and 30.1% of Cirrus Master, FL Master, MB Master, KR Master and JEM Master, respectively. At December 31, 2010, the Partnership owned approximately 1.4%, 17.2%, 0.7% and 1.5% of SandRidge Master, Sasco Master, AAA Master and Velite Energy, respectively. It is the intention of the Partnership to continue to invest in the Funds. The performance of the Partnership is directly affected by the performance of the Funds. Expenses to investors as a result of investment in the Funds are approximately the same and the redemption rights are not affected.

Summarized information reflecting the total assets, liabilities and capital of the Funds is shown in the following tables.

	December 31, 2011
	Investments’ Total Assets	Investments’ Total Liabilities	Investments’ Total Capital
Cirrus Master	$23,186,209	$55,047	$23,131,162
FL Master	28,928,129	6,267,539	22,660,590
MB Master	39,167,445	293,008	38,874,437
KR Master	116,101,391	4,162,840	111,938,551
JEM Master	45,732,649	67,973	45,664,676

Total	$253,115,823	$10,846,407	$242,269,416

	December 31, 2010
	Investments’ Total Assets	Investments’ Total Liabilities	Investments’ Total Capital
AAA Master	$1,234,677,140	$254,307,502	$980,369,638
Goldfinch	376,853,061	120,913,157	255,939,904
SandRidge Master	581,631,311	52,896,054	528,735,257
Sasco Master	81,882,294	198,664	81,683,630
Velite Energy	734,964,503	77,445,676	657,518,827

Total	$3,010,008,309	$505,761,053	$2,504,247,256

Commodity Advisors Fund L.P.

(formerly, Energy Advisors Portfolio L.P.)

Notes to Financial Statements

December 31, 2011

Summarized information reflecting the net investment income (loss), total trading results and net income (loss) for the Funds is shown in the following tables.

	December 31, 2011
	Net Investment Income (Loss)	Total Trading Results	Net Income (Loss)
Cirrus Master	$(106,290)	$2,396,102	$2,289,812
FL Master	(166,427)	(840,792)	(1,007,219)
MB Master	(325,546)	438,595	113,049
KR Master	(266,391)	(10,942,291)	(11,208,682)
JEM Master	(710,961)	6,105,543	5,394,582
AAA Master	(2,709,296)	63,710,329	61,001,033
SandRidge Master	(615,328)	51,171,776	50,556,448
Sasco Master	(707,823)	1,199,725	491,902
Velite Energy	(148,726,649)	454,585,262	305,858,613

Total	$(154,334,711)	$567,824,249	$413,489,538

	December 31, 2010
	Net Investment Income (Loss)	Total Trading Results	Net Income (Loss)
AAA Master	$(3,184,749)	$(44,917,645)	$(48,102,394)
Goldfinch	(3,893,759)	(32,818,620)	(36,712,379)
SandRidge Master	(1,085,791)	(132,752,741)	(133,838,532)
Sasco Master	(869,785)	5,217,225	4,347,440
Velite Energy	(47,991,896)	62,356,381	14,364,485

Total	$(57,025,980)	$(142,915,400)	$(199,941,380)

Summarized information reflecting the Partnership’s investment in, and the operations of, the Funds is shown in the following tables.

	December 31, 2011			Expenses				Net Income (Loss)	Investment Objective	Redemptions Permitted
Investment	% of Partnership’s Net Assets	Fair Value	Income (Loss)	Brokerage Fees		Other
Cirrus Master	6.77%	$2,882,365	$261,726	$7,479		$7,223		$247,024	Energy Portfolio	Monthly
FL Master	7.62%	3,241,312	(109,929)	17,035		9,943		(136,907)	Commodity Portfolio	Monthly
MB Master	34.17%	14,540,056	770,646	248,017		52,518		470,111	Commodity Portfolio	Monthly
KR Master	27.53%	11,713,219	(1,275,343)	26,119		8,857		(1,310,319)	Commodity Portfolio	Monthly
JEM Master	32.35%	13,762,638	1,808,417	163,272		17,360		1,627,785	Commodity Portfolio	Monthly
AAA Master	0.00%	—	147,666	5,079		1,417		141,170	Energy Portfolio	Monthly
Sasco Master	0.00%	—	(211,912)	40,631		10,387		(262,930)	Energy Portfolio	Monthly
SandRidge Master	0.00%	—	134,277	4,115		1,480		128,682	Energy Portfolio	Monthly
Velite Energy	0.00%	—	52,107	N/A	*	N/A	*	52,107	Energy Portfolio	Quarterly

Total	108.44%	$46,139,590	$1,577,655	$511,747		$109,185		$956,723

Investment	December 31, 2010		Income (Loss)	Expenses				Net Income (Loss)	Investment Objective	Redemptions Permitted
	% of Partnership’s Net Assets	Fair Value		Brokerage Fees		Other
AAA Master	15.50%	$7,322,584	$(470,045)	$22,892		$5,358		$(498,295)	Energy Portfolio	Monthly
Sasco Master	29.60%	13,979,750	1,597,260	194,355		94,777		1,308,128	Energy Portfolio	Monthly
SandRidge Master	13.75%	6,495,985	(1,768,090)	15,801		4,752		(1,788,643)	Energy Portfolio	Monthly
Velite Energy	20.90%	9,870,635	345,760	N/A	*	N/A	*	345,760	Energy Portfolio	Quarterly
Goldfinch	0.00%	—	(452,638)	N/A	*	N/A	*	(452,638)	Energy Portfolio	Monthly

Total	79.75%	$37,668,954	$(747,753)	$233,048		$104,887		$(1,085,688)

Commodity Advisors Fund L.P.

(formerly, Energy Advisors Portfolio L.P.)

Notes to Financial Statements

December 31, 2011

*

The Partnership was not able to obtain the specific fee amounts for this investee fund. The brokerage fees are based on the services of various commodity brokers who charge commercial commission rates. Other expenses include management fees, administrative fees, and professional and other fees. Management fees are charged at 3% per annum of monthly net assets. Administrative fees are related to accounting services provided by the administrator. Professional and other fees include services for accounting, legal and other miscellaneous expenses.

7.    Subscriptions, Redemptions, and Distributions

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. Distributions of profits, if any, will be made at the sole discretion of the General Partner and at such times as the General Partner may decide. A limited partner may require the Partnership to redeem their Redeemable Units at their net asset value per Redeemable Unit as of the last day of each month on three business days’ notice to the General Partner. There is no fee charged to limited partners in connection with redemptions.

8.    Financial Highlights

Changes in the net asset value per Redeemable Unit for the years ended December 31, 2011, 2010 and 2009 were as follows:

	2011	For the period October 1, 2011 to December 31, 2011	2010	2009
	Class A	Class Z	Class A	Class A
Net realized and unrealized gains (losses) *	$11.42	$(7.32)	$(34.80)	$402.73
Interest Income	0.19	—	0.00	1.62
Expenses **	(54.67)	(10.72)	(24.11)	(58.23)

Increase (decrease) for the period	(43.06)	(18.04)	(58.91)	346.12
Net asset value per Redeemable Unit, beginning of period	1,572.50	1,000.00	1,631.41	1,285.29

Net asset value per Redeemable Unit, end of period	$1,529.44	$981.96	$1,572.50	$1,631.41

*	Includes brokerage fees.
**	Excludes brokerage fees.

Commodity Advisors Fund L.P.

(formerly, Energy Advisors Portfolio L.P.)

Notes to Financial Statements

December 31, 2011

	2011	For the period October 1, 2011 to December 31, 2011	2010*****	2009*****
	Class A	Class Z	Class A	Class A
Ratios to Average Net Assets:***
Net investment income (loss)	(6.9)%	(3.7)%	(1.5)%	(1.2)%
Incentive fees	0.7%	—%	—%	0.8%

Net investment income (loss) before incentive fees ****	(6.2)%	(3.7)%	(1.5)%	(0.4)%

Operating expenses	6.2%	3.7%	1.5%	0.4%
Incentive fees	0.7%	—%	—%	0.8%

Total expenses and incentive fees	6.9%	3.7%	1.5%	1.2%

Total return:
Total return before incentive fees	(2.4)%	(1.7)%	(3.6)%	30.2%
Incentive fees	(0.3)%	(0.1)%	—%	(3.3)%

Total return after incentive fees	(2.7)%	(1.8)%	(3.6)%	26.9%

***	Annualized (other than incentive fees)
****	Interest income less total expenses (exclusive of incentive fees)
*****	The ratios are shown net and gross of incentive fees to conform to current year presentation.

The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the Limited Partner class using the Limited Partners’ share of income, expenses and average net assets.

9.    Financial Instrument Risks:

In the normal course of business, the Partnership through its investment in the Funds, is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or over-the-counter (“OTC”). Exchange-traded instruments are standardized and include futures and certain forward and option contracts. OTC contracts are negotiated between contracting parties and include forwards, swaps and certain options. Specific market movements of commodities or futures contracts underlying an option cannot accurately be predicted. The purchaser of an option may lose the entire premium paid for the option. The writer, or seller, of an option has unlimited risk. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Commodity Advisors Fund L.P.

(formerly, Energy Advisors Portfolio L.P.)

Notes to Financial Statements

December 31, 2011

The risk to the Limited Partners that have purchased Redeemable Units is limited to the amount of their capital contributions to the Partnership and their share of the Partnership’s assets and undistributed profits. This limited liability is a result of the organization of the Partnership as a limited partnership under New York law.

Market risk is the potential for changes in the value of the financial instruments traded by the Funds due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Funds are exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Funds’ risk of loss in the event of a counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and is not represented by the contract or notional amounts of the instruments. The Funds’ risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Funds to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Funds have credit risk and concentration risk, as CGM or a CGM affiliate is the sole counterparty or broker with respect to the Funds’ assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that, through CGM, the Funds’ counterparty is an exchange or clearing organization.

As both a buyer and seller of options, the Funds pay or receive a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Funds to potentially unlimited liability; for purchased options, the risk of loss is limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Funds do not consider these contracts to be guarantees.

The General Partner monitors and attempts to control the Funds’ risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Funds may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures and exchange-cleared swaps, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Partnership’s/Funds’ business, these instruments may not be held to maturity.

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Publication #28

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